Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on post-qualification amendment no. 1 to the Form 1-A of our report dated February 13, 2024, relating to the financial statements of Baker Global Asset Management, Inc. for the years ended August 31, 2023 and 2022 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, CO
February 13, 2024